Date: October 28, 2014
To: Terrill Pitkin
From: Lance Ulrich
Re: Employment Offer

PETROLEUM CORPORATION

We are pleased to extend this letter as confirmation of your offer of employment with PAR Petroleum (PAR) as Manager, Optimization. You will report to me. This position is full time exempt.

The following is an outline of the terns and general conditions of your employment with PAR:

1. Commencement Date: November 27, 2014 or as mutually agreed.

2. Salary: You will be paid an annual base salary of $150,000 in accordance with PAR's standard payroll practice. Your compensation will be reviewed annually in accordance with current PAR policy.

3. Annual Incentive Bonus: Commencing in 2015, you will participate in an annual incentive plan and may be eligible for bonuses each year depending upon the profitability of the Company and your performance against metrics that will be defined each year. Your maximum annual bonus will be 30% of your base pay.

4. Long Term Incentive: You will be granted a value of $50,000 in restricted PAR stock subject to certain conditions as itemized below. The actual number of shares granted will be determined by using a price determined by a 60 day VWAP (Volume Weighted Average Price) consistent with current PAR equity plans. The grant of shares will be as follows:

a. A grant of $25,000 on December 31, 2014.

b. A grant of $25,000 on to be made after the annual compensation committee meeting no later than April 30, 2015 subject to you successfully completing the following by March 31, 2015 and the approval of the compensation committee of the Board of Directors:
i. Training on the Haverly GRTMPS/HCAMS software and the Kapolei Refinery LP
ii. Performing all crude buying LP runs in conjunction with the Crude Trader, Executive Management, and P&E needs
iii. Assuming responsibility for generating the weekly Crude Runout spreadsheet in conjunction with the Kapolei P&E Schedulers which must be completed by Friday afternoon.

800 Gessner Rd., Suite 875, Houston, Texas 77024
Office: (281) 899-4800, Fax: (281) 565-1237

iv. "Successful" shall be subject to management's reasonable opinion as to the content, quality, and timeliness of the work.

c. On an annual, calendar year basis (starting with the full calendar year 2015) you will be considered for additional future stock grants based on your performance as determined by your manager

The restricted stock will vest over a 5 year period. The terms of this restricted stock grant will be customary for awards of this type and include key terms such as:

i. A vesting schedule under which shares will vest on the anniversary of award.

ii. Vesting shall occur immediately upon:
• Death of grantee
• Termination of grantee's employment without cause
• Occurrence of change of control

5. Annual Bonus Bridge: You will be eligible for a $30,000 cash bonus that will be awarded March 31, 2015 if your employment commences not later than November 27, 2014 and is continuing as of the award date.

6. Vacation and Holidays: Your past industry experience will count for the purposes of determining vacation at PAR. As such, you will be eligible for four weeks paid vacation and ten holidays per calendar year in accordance with current company policies.

7. Benefits: You will be eligible to participate in PAR sponsored benefits programs. We will provide you a summary of benefits separately.

In making this offer, PAR understands that you are not under any obligation to any former employer, person, firm, or corporation that would prevent, limit, or impair in any way the performance by you of the duties as an employee of PAR.

This offer is subject to completion of a background investigation and the passing of alcohol and drug screening tests. We will schedule these as soon as possible after receiving your signed offer. This offer is also contingent upon compliance with the Immigration Reform and Control Act of 1986. The act requires you to establish your identity and employment eligibility. Therefore, on or before your first day of employment you will be required to fill out an Employment Verification Form, also referred to as an 1-9, and present any of the documents required. Attached you will find a listing of the eligible documentation. Sometimes these documents can take time to obtain, so please start now to obtain them.

We are delighted to have you join the PAR team and look forward to a long and mutually beneficial relationship. Should you have any questions, please do not hesitate to contact me directly.

To acknowledge your acceptance of the foregoing, please sign in the space below and return a copy to me.
Sincerely,

Will Monteleone
Chief Executive Officer

800 Gessner Rd., Suite 875, Houston, Texas 77024
Office: (281) 899-4800, Fax: (281) 565-1237